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                                                                       Exhibit 5

                          [McGuireWoods LLP Letterhead]



                               September 10, 2002

Virginia Electric and Power Company
701 E. Cary Street
Richmond, VA  23219

                       Virginia Electric and Power Company
                           Medium-Term Notes, Series H

Ladies and Gentlemen:

     We have been requested, as your special tax counsel, to render federal tax advice in connection with the (i) Registration Statement on Form S-3 (File No. 333-96973) (the "Registration Statement") filed by Virginia Electric and Power Company (the "Company") and Virginia Power Capital Trust II with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), Mortgage Bonds, Senior Debt Securities, Junior Subordinated Notes, Trust Preferred Securities and Related Guarantee and Preferred Stock, from the sale of which the Company may receive proceeds of up to U.S. $2,000,000,000, to be offered from time to time by the Company on terms to be determined at the time of the offering and (ii) the offering of up to U.S. $1,600,000,000 maximum aggregate principal amount of your Medium-Term Notes, Series H (the "Notes") as described in the Company's Prospectus, dated July 31, 2002 (the "Prospectus"), which is a part of the Registration Statement and Prospectus Supplement, dated September 10, 2002 (the "Prospectus Supplement"). The Notes will be offered on a continuing basis under an Indenture, dated as of June 1, 1998, as previously supplemented and as further supplemented by a Seventh Supplemental Indenture, dated as of September 1, 2002 between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank, as Trustee (the Indenture, as supplemented, is referred to herein as the "Indenture"). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Prospectus Supplement.

     We have reviewed copies of (i) the Registration Statement, (ii) the Prospectus, (iii) the Prospectus Supplement and (iv) the Indenture. In addition, we have reviewed such other documents and made such other factual and legal inquiries as we have considered necessary for purposes of this opinion.

     In particular, we have reviewed the discussion set forth in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations" and hereby advise you that we are of the opinion that, under current United States federal income tax law, although such

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Virginia Electric and Power Company
September 10, 2002
Page 2

discussion does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Notes, such discussion constitutes a fair and accurate summary of the matters discussed therein in all material respects.

     In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion will not be updated for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless we are specifically engaged to do so.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the headings "Certain United States Federal Income Tax Considerations" and "Legal Opinions" in the Prospectus Supplement and under the heading "Legal Opinions" in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                  Very truly yours,

                                                  /s/ McGuireWoods LLP